EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date set forth below.

Date: August 28, 2017	RBC MUNICIPAL PRODUCTS, LLC

By: /s/ Joseph Huesman
Name: Joseph Huesman
Title: President

ROYAL BANK OF CANADA

By: /s/ John Penn[3]
Name: John Penn
Title: Authorized Signatory

RBC CAPITAL MARKETS, LLC

By: /s/ John Penn[4]
Name: John Penn
Title: Authorized Signatory

3 This Joint Filing Agreement was executed by John Penn pursuant to the power of attorney filed with the Securities and Exchange Commission on August 9, 2013 in connection with a Schedule 13G/A for RMR Real Estate Income Fund, which power of attorney is incorporated herein by reference.
4 This Joint Filing Agreement was executed by John Penn pursuant to the power of attorney filed with the Securities and Exchange Commission on November 12, 2010 in connection with a Schedule 13G/A for RMR Real Estate Income Fund, which power of attorney is incorporated herein by reference.